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                   [LOGO] SILICON VALLEY BANK


                                     SCHEDULE TO

                             LOAN AND SECURITY AGREEMENT


BORROWER:     TRUEVISION, INC.
ADDRESS:      2500 WALSH AVENUE
              SANTA CLARA, CALIFORNIA  95051

DATE:         FEBRUARY 21, 1997

    THIS SCHEDULE is an integral part of the Loan and Security Agreement between Silicon Valley Bank ("Silicon") and the above-named borrower ("Borrower") of even date.

EXIM AGREEMENT;
CROSS-COLLATERALIZATION;
CROSS-DEFAULT:               Silicon and Borrower are parties to that certain
                             Loan and Security Agreement (Exim Program) dated
                             February 21, 1997 (as amended from time to time, the "Exim Agreement"). This Agreement and the
                             Exim Agreement shall continue in full force and effect, and all rights and remedies under this Agreement and the Exim Agreement are cumulative.
                             The term "Obligations" as used in this Agreement and the Exim Agreement shall include without limitation the obligation to pay when due all Loans made pursuant to this Agreement (sometimes referred to herein as the "Silicon Loans") and all interest thereon and the obligation to pay when due all Loans made pursuant to the Exim Agreement
                             (the "Exim Loans") and all interest thereon.
                             Without limiting the generality of the foregoing, all "Collateral" as defined in this Agreement and the Exim Agreement shall secure all Exim Loans, all Silicon Loans, all interest thereon, and all other Obligations. Any Event of Default under this Agreement shall also constitute an Event of Default under the Exim Agreement, and any Event of Default under the Exim Agreement shall also constitute an Event of Default under this Agreement.

CREDIT LIMIT
(Section 1.1):               An amount not to exceed the lesser of:
                             (i) $5,000,000 at any one time outstanding; or
                             (ii) the sum of
                                  (a) 75% of the Net Amount of Borrower's
                                      Eligible Accounts (defined below) which
                                      arise from sales to entities which are not distributors; plus
                                  (b) 50% of the Net Amount of Borrower's
                                      Eligible Accounts (defined below) which
                                      arise from sales to distributors.
                             "Net Amount" of an account means the gross amount of the account, minus all applicable sales, use, excise and other similar taxes and


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                             minus all discounts, credits and allowances of any
                             nature granted or claimed.

                             "Eligible Accounts" means accounts which Silicon in its discretion deems eligible for borrowing. Without limiting the generality of the foregoing, the following accounts will not be deemed Eligible
                             Accounts: (a) accounts outstanding for more than 90 days from the invoice date, (b) accounts subject to any contingencies, or arising from a consignment, guaranteed sale, bill and hold, sale on approval or other transaction in which payment by the account debtor is conditional, (c) accounts owing from the United States or any department, agency or instrumentality of the United States or any state, city or municipality,
                             (d) accounts owing from an account debtor whose chief executive office or principal place of business is outside the United States, except for any account which is pre-approved by Silicon in its discretion, in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon, (e) accounts owing from one account debtor to the extent they exceed 25% of the total eligible accounts outstanding, except that accounts owing from Avid shall only be deemed ineligible to the extent they exceed 35% of the total eligible accounts outstanding and are otherwise considered eligible hereunder, (f) accounts owing from an affiliate of Borrower, and
                             (g) accounts owing from an account debtor to whom Borrower is or may be liable for goods purchased from, or services received from, such account debtor or otherwise (to the extent of the amount owing to such account debtor). In addition, if more than 50% of the accounts owing from an account debtor are outstanding more than 90 days from the invoice date or are otherwise not eligible for borrowing, then all accounts owing from that account debtor will be deemed ineligible for borrowing.

    OVERALL LIMIT:           In addition to the foregoing, the total unpaid
                             principal balance of all Silicon Loans and all Exim Loans, and all accrued and unpaid interest thereon, and all other Obligations relating to any of the foreging at any time outstanding may not exceed $7,000,000.

INTEREST RATE (Section 1.2): On all Loans, a rate equal to the "Prime Rate" in effect from time to time, plus 1.50% per annum, PROVIDED that the interest rate with respect to Exim Loans shall be as is set forth in the Exim Agreement.

                             Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

LOAN ORIGINATION FEE
(Section 1.3):               See Amendment to Loan Agreement of even date
                             herewith.

LETTER OF CREDIT SUBLIMIT
(Section 1.4):               $4,000,000

FOREIGN EXCHANGE
CONTRACT SUBLIMIT            Up to $4,000,000 of the Credit Limit (the
                             "Contract Limit") may be utilized for spot and future foreign exchange contracts (the "Exchange
                             Contracts"). The Credit Limit available at any time shall be reduced by the following amounts
                             (the "Foreign Exchange Reserve") on each


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                             day (the "Determination Date"):  (i) on all
                             outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days from the Determination Date, 10% of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, 100% of the gross amount of the Exchange Contracts. In lieu of the Foreign Exchange Reserve for 100% of the gross amount of any Exchange Contract, the Borrower may request that Silicon debit the Borrower's bank account with Silicon for such amount, provided Borrower has immediately available funds in such amount in its bank account.

                             Silicon may, in its discretion, terminate the Exchange Contracts at any time (a) that an Event of Default occurs or (b) that there is not sufficient availability under the Credit Limit and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If either Silicon or Borrower terminates the Exchange Contracts, and without limitation of the FX Indemnity Provisions (as defined below), Borrower agrees to reimburse Silicon for any and all fees, costs and expenses relating thereto or arising in connection therewith.

                             Borrower shall not permit the total gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than $2,000,000 (the "Settlement Limit"), nor shall Borrower permit the total gross amount of all Exchange Contracts to which Borrower is a party, outstanding at any one time, to exceed the Contract Limit.

                             Notwithstanding the above, however, the amount which may be settled in any two (2) business day period may, in Silicon's sole discretion, be increased above the Settlement Limit up to, but in no event to exceed, the amount of the Contract Limit (the "Discretionary Settlement Amount") under either of the following circumstances (the "Discretionary Settlement Circumstances"):

                                  (i) if there is sufficient availability under the Credit Limit in the amount of the Foreign Exchange Reserve as of each Determination Date, and Silicon in advance shall reserve the full amount of the Foreign Exchange Reserve against the Credit Limit; or

                                  (ii) if there is insufficient availability under the Credit Limit as to settlements within any two (2) business day period, and if Silicon is able to: (A) verify good funds overseas prior to crediting Borrower's deposit account with Silicon (in the case of Borrower's sale of foreign currency); or (B) debit Borrower's deposit account with Silicon prior to delivering foreign currency overseas (in the case of Borrower's purchase of foreign currency);

                             PROVIDED that it is expressly understood that Silicon's willingness to adopt the Discretionary Settlement Amount is a matter of Silicon's sole discretion and the existence of the Discretionary Settlement Circumstances in no way means or implies that Silicon shall be obligated to permit the Borrower to exceed the Settlement Limit in any two business day period.


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                             In the case of Borrower's purchase of foreign
                             currency, Borrower shall instruct Silicon in advance upon settlement either to treat the settlement amount as an advance under the Credit Limit or to debit Borrower's account for the amount settled.

                             The Borrower shall execute all standard form applications and agreements of Silicon in connection with the Exchange Contracts, and without limiting any of the terms of such applications and agreements, the Borrower will pay all standard fees and charges of Silicon in connection with the Exchange Contracts.

                             Without limiting any of the other terms of this Loan Agreement or any such standard form applications and agreements of Silicon, Borrower agrees to indemnify Silicon and hold it harmless, from and against any and all claims, debts, liabilities, demands, obligations, actions, costs and expenses (including, without limitation, attorneys' fees of counsel of Silicon's choice), of every nature and description, which it may sustain or incur, based upon, arising out of, or in any way relating to any of the Exchange Contracts or any transactions relating thereto or contemplated thereby (collectively referred to as the "FX Indemnity Provisions").

                             The Exchange Contracts shall have maturity dates no later than the Maturity Date.

MATURITY DATE
(Section 5.1):               AUGUST 20, 1997

SUBSIDIARIES OF BORROWER
(Section 3.1):               TRUE VISION, INC., AN INDIANA CORPORATION
                             SHADELAND ROAD, INDIANAPOLIS, INDIANA

PRIOR NAMES OF BORROWER
(Section 3.2):               RASTEROPS
PRESENT TRADE NAMES OF BORROWER
(Section 3.2):               NONE
PRIOR TRADE NAMES OF BORROWER
(Section 3.2):               NONE
OTHER LOCATIONS AND ADDRESSES
(Section 3.3):               NONE
MATERIAL ADVERSE LITIGATION
(Section 3.10):              NONE
FINANCIAL COVENANTS
(Section 4.1):               Borrower shall comply with all of the following
                             covenants effective as of December 28, 1996.
                             Compliance shall be determined as of the end of each fiscal quarter, except as otherwise specifically provided below:

QUICK ASSET RATIO:           Borrower shall maintain a ratio of "Quick Assets"
                             to current liabilities of not less than .70 to 1 effective for the period ending December 28, 1996.
                             Thereafter, Borrower shall maintain a ratio of "Quick Assets" to current liabilities of not less than 1.00 to 1.


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TANGIBLE NET WORTH:          As of December 28, 1996, and as of the end of each
                             succeeding quarter, Borrower shall maintain a tangible net worth of not less than the sum of:
                                  (a)  $17,500,000, as of December 28, 1996;
                                  plus
                                  (b)  80% of the sum of all equity
                                       contributions received by Borrower
                                       subsequent to December 28, 1996; plus
                                  (c)  80% of all net income (but without
                                       deductions for any net losses) earned in each fiscal quarter ending after December 28, 1996.

DEBT TO TANGIBLE
NET WORTH RATIO:             Borrower shall maintain a ratio of total
                             liabilities to tangible net worth of not more than
                             1.0 to 1.

PROFITABILITY                Effective with the period ending March 31, 1997,
                             Borrower shall not incur a loss (after taxes) for any fiscal quarter or fiscal year during the term of this Agreement.

DEFINITIONS:                 "Tangible net worth" means the excess of total
                             assets over total liabilities, determined in accordance with generally accepted accounting principles, excluding however all assets which would be classified as intangible assets under generally accepted accounting principles, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licences and franchises.

                             "Quick Assets" means cash on hand or on
                             deposit in banks, readily marketable
                             securities issued by the United States,
                             readily marketable commercial paper rated
                             "A-1" by Standard & Poor's Corporation (or a similar rating by a similar rating organization), certificates of deposit and banker's acceptances, and accounts receivable (net of allowance for doubtful accounts).

DEFERRED REVENUES:           For purposes of the above quick asset ratio,
                             deferred revenues shall not be counted as current liabilities. For purposes of the above debt to tangible net worth ratio, deferred revenues shall not be counted in determining total liabilities but shall be counted in determining tangible net worth for purposes of such ratio. For all other purposes deferred revenues shall be counted as liabilities in accordance with generally accepted accounting principles.

SUBORDINATED DEBT:           "Liabilities" for purposes of the foregoing
                             covenants do not include indebtedness which is
                             subordinated to the indebtedness to Silicon under
                             a subordination agreement in form specified by
                             Silicon or by language in the instrument
                             evidencing the indebtedness which is acceptable to
                             Silicon.
OTHER COVENANTS
(Section 4.1):               Borrower shall at all times comply with all of the
                             following additional covenants:


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                             1.   BANKING RELATIONSHIP.  Borrower shall at all
                             times maintain its primary banking relationship with Silicon.

                             2. MONTHLY BORROWING BASE CERTIFICATE AND OTHER REPORTS. Subject to the final paragraph of this
                             Section 2, within 15 days after the end of each month, Borrower shall provide Silicon with:

                                  a.   a Borrowing Base Certificate in such
                                       form as Silicon shall specify;
                                  b.   an aged listing of Borrower's accounts
                                       receivable;
                                  c.   an aged listing of Borrower's accounts
                                       payable;
                                  d.   a report of all distributor
                                       sell-throughs and return sales; and
                                  e.   an inventory status report regarding of
                                       Borrower's inventory, in such form as
                                       Silicon shall reasonably request.

                             BORROWER:
                                  TRUEVISION, INC.


                                  BY_______________________________
                                       PRESIDENT OR VICE PRESIDENT

                                  BY_______________________________
                                       SECRETARY OR ASS'T SECRETARY

                             SILICON:
                                  SILICON VALLEY BANK


                                  BY_______________________________
                                  TITLE______________________________



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